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                                                                   EXHIBIT 10.40

                                                               EXECUTION VERSION

                             RESTRUCTURING AGREEMENT

      THIS RESTRUCTURING AGREEMENT (this "Agreement") dated as of December 29th, 2003 is made by and between DFW RESTAURANT TRANSFER CORP., a Texas corporation ("DFW"), NS ASSOCIATES I, LTD., a Texas limited partnership (the "Lender"), SCHLOTZSKY'S, INC., a Texas corporation ("SI"), SCHLOTZSKY'S FRANCHISOR, LLC, a Delaware limited liability company ("Franchisor"), and SCHLOTZSKY'S FRANCHISE OPERATIONS, LLC, a Delaware limited liability company (the "Manager", and together with DFW, SI and Franchisor, the "SI Parties").

                                    RECITALS

      A. DFW, a wholly owned subsidiary of SI, and the Lender entered into an Amended and Restated Option Agreement, dated as of February 7, 2001, amended by an Amendment to Amended and Restated Option Agreement, effective June 1, 2002 (as so amended, the "Option Agreement"), pursuant to which the Lender granted DFW an option to acquire the Lender's rights under that certain Amended and Restated Area Developer Agreement, dated August 31, 1996, amended from time to time (as so amended, the "Lender ADA"), between SI and the Lender;

      B. DFW exercised its option under the Option Agreement and in connection therewith, among other things, (i) DFW, the Lender and SI entered into a Security Agreement, dated as of August 30, 2002 (the "DFW Security Agreement"),
(ii) DFW issued a promissory note, dated August 30, 2002, for the benefit of the Lender in the original principal amount of $23,268,000.00 (as amended, immediately prior to the effectiveness of this Agreement, the "Original Note"), and (iii) SI guaranteed the payment of the Note pursuant to a Guarantee of Payment dated as of August 30, 2002 (the "SI Guaranty");

      C. The Lender required, as a condition to the acceptance of the Original Note that DFW's obligations thereunder be secured by a pledge of (i) the rights to be acquired by DFW under the Lender ADA, including without limitation, DFW's right to receive the royalties paid to the Developer under all Unit Franchise Agreements for Restaurants situated in the Development Area, as such terms are defined in the Lender ADA; and (ii) all rights under Assignments from SI to Lender dated August 27, 1999, September 13, 2000, February 7, 2001, May 15, 2001, August 10, 2001, January 25, 2002 and April 30, 2002 (collectively, the "Assignments"), pursuant to which SI assigned to the Lender its right to receive a portion of the royalties payable pursuant to the Franchise Agreements for the restaurants described in each of the respective Assignments or listed in an exhibit thereto;

      D. Pursuant to a Contribution Agreement, dated as of June 7, 2003 (the "Contribution Agreement"), between SI and Franchisor, a wholly owned subsidiary of SI, effective as of that date SI irrevocably contributed, transferred and conveyed to Franchisor, absolutely and not as collateral security, all of SI's right, title and interest in, to and under the Conveyed Assets (as defined in the Contribution Agreement) (such contribution, transfer and conveyance, the "Contribution to Franchisor");
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      E. The SI Parties have requested that Lender agree to certain changes to the terms of the Original Note, and Lender has agreed to do so subject to the terms and conditions set forth herein, including as to the delivery of the additional guaranty, security documents, subordination agreement and other terms and conditions set forth herein.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

      1. DEFINITIONS; CONSTRUCTION.

            (a) Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Contribution Agreement. In addition, as used herein, the following terms shall have the following meanings:

      "Account Control Agreement" means an account control agreement, in form and substance satisfactory to Lender, among the applicable SI Parties, Lender and the applicable bank with respect to each Collection Account, which shall provide, among other things, that (i) all items of payment deposited in such Collection Account and proceeds thereof are held by such bank as agent or bailee-in-possession for Lender, (ii) the bank has no rights of setoff or recoupment or any other claim against such Collection Account other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment, and (iii) subject to the restrictions set forth in such account control agreement, upon notice from Lender to such bank, the applicable bank will comply with all instructions originated by Lender with respect to disposition of funds in such Collection Account without further consent by any SI Party.

      "Account Debtor" means any Person who is obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible.

      "ADA Amounts" means the amounts payable to the Area Developers, in each case based on a percentage of collected gross sales, and required pursuant to the Area Development Agreements and in the percentages as in effect on the date hereof (as set forth in Schedule 4.1(f)(vi)(1) to the Contribution Agreement) or as may be approved in writing by Lender after the date hereof.

      "ADA Buy-Out Payments" means the payments by the SI Parties required pursuant to the buy-out of the rights of certain Area Developers under their related Area Development Agreements and related documents, as such payments are set forth in the ADA Buy-Out Schedule or as may be specifically disclosed to and approved in writing by Lender (which approval shall be in Lender's sole discretion) after the date hereof.

      "ADA Buy-Out Schedule" has the meaning set forth in Section 4(a) hereof.


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      "ADA Documents" means the Area Development Agreements and all other agreements between SI or the Franchisor and an Area Developer relating to the Schlotzsky's(R) branded business.

      "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that, for purposes of the definition of "Permitted Dispositions" and Section 7(i) hereof: (a) any Person which owns directly or indirectly 10% or more of the stock (or other ownership interests) having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

      "Agreement" has the meaning set forth in the first paragraph hereof.

      "Assignments" has the meaning set forth in the recitals hereto.

      "Available Funds" means, for any day, all amounts held by the Manager, Franchisor or DFW constituting Franchisor Revenues.

      "Bank of Commerce Agreement" means that certain Note and Security Agreement dated as of March 27, 2003 between SI and American Bank of Commerce with respect to obligations of SI in a principal amount of $150,000.

      "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

      "Branding Subsidiary" means Schlotzsky's Brand Products, LLC, a Delaware limited liability company.

      "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Austin, Texas are authorized or required by applicable law to be closed.

      "Change in Control" means, with respect to any SI Party, any of the following: (i) the sale of all or more than a majority in book value of the assets of such SI Party, (ii) the merger of such SI Party, as applicable, with or into another entity so that after such merger the shareholders of such SI Party, as applicable, own less than a majority of the shares of the surviving entity or (iii) the acquisition of beneficial ownership of more than twenty percent (20%) of such SI Party's common stock or ownership interests for more than sixty (60) days (with such period of sixty (60) days commencing on the date that SI receives notice that one or more persons have acquired more than twenty percent (20%) of the common stock of such SI Party) by a person or group of persons acting in concert who did not hold such stock at the time of this Agreement; provided, that if such person or group of persons reduces their ownership below 20% prior to the expiration of said sixty (60) days it shall not be considered a Change in Control. Notwithstanding the foregoing, any transaction that falls within the definition of "Change in Control" as set forth above that is caused by the acquisition of more than twenty percent (20%) of SI's stock by (i)


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Morris P. Newberger, (ii) any member of the immediate family of Morris P.
Newberger, (iii) any trust formed for the benefit of Morris P. Newberger or any member of the immediate family of Morris P. Newberger or (iv) any entity, a majority of whose equity interests are owned by, any of the persons referred to in (i)-(iii) above, shall be excluded from the definition of "Change in Control."

      "Claim" shall mean any and all: suits, actions, or proceedings in any court or forum, at law, in equity or otherwise; costs, fines, deficiencies, or penalties; arbitration demands, proceedings or awards; damages, losses, penalties, fines, judgments, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of collection, defense or appeal); enforcement of rights and remedies; or any criminal, civil or regulatory investigations, fines or penalties.

      "Closing Date" means the date on which the conditions set forth in Section 4 hereof are either met or waived in writing by Lender.

      "Code" has the meaning set forth in Section 13.

      "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any SI Party or any other Person in or upon which a Lien is granted under any of the Note Documents.

      "Collection Account" has the meaning set forth in Section 6(d).

      "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

      "Contribution Agreement" has the meaning set forth in the recitals hereto.

      "Contribution to Franchisor" has the meaning set forth in the recitals hereto.

      "Debt" means, with respect to any Person, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services, (d) obligations of such Person as lessee under capital leases, (e) obligations of such Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, (f) non-contingent obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument to the extent that such reimbursement obligations remain outstanding after they become noncontingent, (g) obligations with respect to interest rate and currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency,
(h) debt secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) a lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (i) debt or other obligations of others guaranteed by such Person.

      "Default Rate" has the meaning set forth in the Note.


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      "DFW" has the meaning set forth in the first paragraph hereof.

      "DFW Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by DFW in or upon which a Lien is granted under the DFW Security Agreement (including the collateral described therein) or any of the Note Documents.

      "DFW Security Agreement" has the meaning set forth in the recitals hereto.

      "Effective Date" means, subject to satisfaction of the conditions set forth in Section 4, December 15, 2003.

      "Existing Liens" means the Liens described in Schedule E-1 hereto.

      "Event of Default" has the meaning set forth in Section 12.

      "Franchisor" has the meaning set forth in the first paragraph hereof.

      "Franchisor Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Franchisor in or upon which a Lien is granted under the Franchisor Security Agreement, the Trademark Security Agreement, the Franchisor Pledge Agreement or any other Note Documents.

      "Franchisor Guaranty" means a guaranty executed by Franchisor, in form and substance satisfactory to Lender, dated as of the date hereof and delivered pursuant to this Agreement, pursuant to which Franchisor shall guaranty all the Obligations.

      "Franchisor Pledge Agreement" means a stock pledge agreement between Franchisor and Lender, in form and substance satisfactory to Lender, dated as of the date hereof and delivered pursuant to this Agreement and the Franchisor Security Agreement.

      "Franchisor Revenues" means, for any period, all revenues of Franchisor during such period as determined in accordance with GAAP (including accrued deferred revenues to the extent so recordable as revenues in accordance with
GAAP), all in a manner consistent with the financial statements having been delivered to Lender prior to the date hereof.

      "Franchisor Security Agreement" means a security agreement between Franchisor and Lender, in form and substance satisfactory to Lender, dated as of the date hereof and delivered pursuant to this Agreement and the Franchisor Guaranty, pursuant to which Franchisor shall pledge substantially all of its assets (subject to exceptions as may be set forth therein) as security for the obligations of Franchisor under the Franchisor Guaranty and other Note Documents.

      "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation or formation, by-laws, limited liability agreement, or other organizational documents of such Person.

      "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.


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      "Indemnified Person" has the meaning set forth in Section 15.

      "Lender" has the meaning set forth in the first paragraph hereof.

      "Lender ADA" has the meaning set forth in the recitals hereto.

      "Management Agreement" means that certain Management Agreement dated as of June 7, 2003, between Franchisor, Schlotzsky's Brand Products, LLC, Schlotzsky's NAMF Funding, LLC, Schlotzsky's N.A.M.F., Inc., and the Manager.

      "Manager" has the meaning set forth in the first paragraph hereof.

      "Manager Compensation and Operating Expenses Amounts" means the sum of (i) the Manager Fees payable by the Franchisor, DFW or Branding Subsidiary under the Management Agreement, (ii) payments of, or reimbursements for, any Franchisor, DFW or Branding Subsidiary SPE Expenses (or other operating expenses) incurred by or on behalf of Franchisor or Branding Subsidiary, and (iii) officer and director compensation to the extent permitted under Section 7 hereof; provided, however, that while the Obligations are outstanding, the Manager Compensation and Operating Expenses Amounts for any calendar month shall be equal to the lesser of (a) $400,000 and (b) the actual aggregate amount incurred by DFW, Franchisor and Branding Subsidiary or by the Manager (on behalf of DFW, Franchisor or Branding Subsidiary) during such quarter under items (i), (ii) and
(iii) above.

      "Manager Fees" means the reasonable fees payable to the Manager for its services under the Management Agreement by DFW, Franchisor and Branding Subsidiary, the payment of which shall be the sole and exclusive compensation of Manager to the extent of compensation payable by DFW, Franchisor or Branding Subsidiary, and shall cover all costs and expenses incurred by the Manager in the performance of its obligations to DFW, Franchisor and Branding Subsidiary under the Management Agreement, including, without limitation, all compensation of Manager's employees and overhead costs.

      "Minimum Franchisee Payment Obligations" means, (a) with respect to existing Franchise Agreements (other than Franchise Agreements related to stores that have been resold, closed, or taken back by an SI Party or an Affiliate thereof), royalty and other payment obligations in the amount (or based on the percentages) not less than the amount (or applicable percentage) in effect on the date hereof (as separately disclosed to Lender pursuant to Section 4(a)(xvi) hereof), and (b) with respect to any new Franchise Agreement, royalty and other payment obligations in an amount (or based on percentages) not less than at historical market rates which have been set forth in the UFOCs filed to date.

      "NAMF Contributions" means the amounts to be contributed to NAMF by the Franchisees pursuant to the Franchise Agreements and which are to be administered by NAMF, so long as such amounts are consistent (as a percentage of gross sales payable by the Franchisees under the applicable Franchise Agreement) with the amounts required pursuant to the standard form of Schlotzsky's Franchise Agreement as in effect on the date hereof and disclosed to Lender.

      "New Lender" has the meaning set forth in Section 8.


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      "New Lender Financing" has the meaning set forth in Section 8.

      "New Lender Intercreditor Agreement" has the meaning set forth in Section
8.

      "New Lender Liens" has the meaning set forth in Section 8.

      "Note" means the Original Note, as amended and restated pursuant to the Replacement Note, and as it may be further amended, modified, replaced or restated from time to time.

      "Note Documents" means this Agreement, the Note, the SI Guaranty, the Franchisor Guaranty, the Franchisor Security Agreement, the Franchisor Pledge Agreement, the SI Pledge Agreement, the Trademark Security Agreement, the Account Control Agreements and any other agreement now existing or hereafter entered into by any SI Party (or any predecessor in interest thereto) and the Lender in connection with this Agreement or the Note.

      "Obligations" means all liabilities, obligations, or undertakings owing by DFW to the Lender of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Note, this Agreement, or any of the other Note Documents, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest, costs, fees (including reasonable attorneys' fees), and expenses (including interest, costs, fees, and expenses that, but for the provisions of the Bankruptcy Code, would have accrued irrespective of whether a claim thereof is allowed) and any and all other amounts which DFW is required to pay pursuant to any of the foregoing, by law, or otherwise.

      "Option Agreement" has the meaning set forth in the recitals hereto.

      "Original Note" has the meaning set forth in the recitals hereto.

      "Payment Date" means the 15th day of each calendar month, or, if any such day is not a Business Day, then the next succeeding Business Day, commencing on January 15, 2004.

      "Permitted Dispositions" means

            (a) with respect to Franchisor, the licensing (or termination in the ordinary course of business in the reasonable business judgment of Franchisor of any such licensing arrangement) of the Schlotzsky's IP and related rights pursuant to:

                  (i) the Branding Subsidiary License Agreement;

                  (ii) the Franchise Agreements (and related documents), so long as (A) except for NAMF Contributions, all payments by franchisees thereunder are to be made to Franchisor and no amounts payable thereunder are required to be paid to any Affiliate of Franchisor (other than DFW); (B) each such Franchise Agreement (together with any such related documents) entered into after June 7, 2003 contains substantially similar terms as those set forth (or disclosed) in the UFOC current at the time such Franchise Agreement was entered into,
            (C) all such Franchise Agreements require the Minimum Franchisee Payment Obligations,


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            provided, that, Franchisor may offer temporary royalty relief (and permit payment obligations of less than the Minimum Franchisee Payment Obligations in connection therewith) for up to 25 store locations, in addition to the number of store locations that currently have royalty relief as set forth in the report described in Section 4(a)(xvi) at any time, covering, for any such store location, a period not in excess of 6 months in the aggregate (for all such relief periods applicable to such location), (D) in all events each such Franchise Agreement and related documents are on fair and reasonable terms to Franchisor (E) Franchisor shall not terminate Franchise Agreements with respect to more than 20 locations in any calendar quarter without the written consent of Lender, which consent shall not be withheld unreasonably;

                  (iii) the International License Agreements (and related
            documents); and

                  (iv) the Area Development Agreements (and related ADA
            Documents) as in effect on the date hereof, and, in each case subject to the written consent of Lender, any amendments or additional Area Development Agreements entered into after the date hereof; and

            (b) with respect to Branding Subsidiary, the sub-licensing of the Schlotzsky's IP and related rights pursuant to the Branding Agreements, so long as (i) no amounts payable thereunder are payable to any Affiliate of Franchisor (other than Branding Subsidiary) and (ii) each such Branding Agreement is on fair and reasonable terms to Branding Subsidiary.

      "Permitted Protest" means the right of any SI Party to protest a payment obligation in connection with its trade accounts payable or ADA Amounts, provided that (a) a reserve with respect to such obligation is established on the books of such SI Party in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such SI Party, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any Security Interest; provided, however, that any amounts that may be claimed by Swiss Re or USRP or any of their respective affiliates as owed to them shall be deemed to be "Permitted Protests."

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

      "Projections" means, for each of SI (on a consolidated basis) and Franchisor, forecasted balance sheets, profit and loss statements, and cash flow statements, all prepared on a basis consistent with such Person's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

      "Public Report" means a Form 10-K or a Form 10-Q of SI for the applicable annual or quarterly period.

      "Replacement Note" has the meaning set forth in Section 2.


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      "Security Interest" means any Lien granted in favor of Lender pursuant to the Note Documents.

      "SI" has the meaning set forth in the first paragraph hereof.

      "SI Franchise Agreements" has the meaning set forth in Section 9(b).

      "SI Guaranty" has the meaning set forth in the Recitals hereto.

      "SI Pledge Agreement" means a stock pledge agreement between SI and Lender, in form and substance satisfactory to Lender, dated as of the date hereof, pursuant to which SI has granted to Lender a security interest into all Stock of Franchisor and DFW.

      "SPE Expenses" means, as to any Person, expenses payable to non-affiliated third parties incurred in the ordinary course of business of such Person, including but not limited to litigation expenses, trademark registration and maintenance fees and expenses, insurance expenses, auditing fees and any other fees of the external accountants of such Person.

      "Stock" means all shares, options, warrants, interests (including general or limited partnership interests, limited liability company interests or any other ownership interests), participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting.

      "Trademark Security Agreement" means a trademark security agreement between Franchisor and Lender, in form and substance satisfactory to Lender, dated as of the date hereof and delivered pursuant to this Agreement and the Franchisor Security Agreement.

      "UFOC" means the Uniform Franchise Offering Circular of the Franchisor.

      "Wooleys" means John C. Wooley and/or Jeffrey J. Wooley.

      "Wooley Franchisor Note" means that certain promissory note, dated November 12, 2003, in the original principal amount of $2,500,000.00, made by Franchisor for the benefit of the Wooleys, as amended pursuant to Section 4(c) and as it may be further amended or otherwise modified subject to the terms of this Agreement and the Wooley Subordination Agreement.

      "Wooley Notes" means, collectively, (a) the promissory note, dated April 8, 2003, in the original principal amount of $1,000,000.00, made by SI for the benefit of the Wooleys, and (b) the Wooley Franchisor Note.

      "Wooley Obligations" means, collectively, the obligations of the SI Parties to the Wooleys (a) under the Wooley Notes and (b) with respect to the American Bank of Commerce Agreement (including any rights of subrogation resulting from any collection or enforcement against the collateral pledged by the Wooleys relating thereto).

      "Wooley Subordination Agreement" means a Subordination and Intercreditor Agreement, in form and substance satisfactory to Lender, entered into as of the date hereof, among Lender,


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the Wooleys, DFW, SI and Franchisor, pursuant to which the security interest securing the Wooley Obligations will at all times be subordinated to the security interest securing the Note.

            (b) Any terms used herein that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

            (c) Unless the context hereof clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." Any reference in this Agreement or in the other Note Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).

      2. PRINCIPAL BALANCE; CONFIRMATION OF OBLIGATIONS. The parties acknowledge that (a) the outstanding principal balance of the Note as of the date hereof is $18,012,099.24, and (b) the outstanding accrued interest on the Note is $55,270.00; provided, however, that on the Closing Date, the outstanding accrued interest shall be recalculated assuming the effectiveness of the Replacement Note (defined below) on the Effective Date (in which case the outstanding accrued interest as of the date hereof will be recalculated to be $20,726.25). In connection with this Agreement, DFW is issuing to Lender an Amended and Restated Promissory Note dated as of the date hereof in substantially the form attached hereto as Exhibit A (the "Replacement Note"), which Replacement Note, upon effectiveness thereof pursuant to Section 4 below, shall (a) amend and restate the Original Note in its entirety, and (b) for all purposes be deemed the same instrument as the Original Note. This Agreement and the issuance of the Replacement Note do not extinguish the obligations for the payment of money outstanding under the Original Note and other Note Documents, as in effect prior to the Closing Date, or discharge or release the obligations under, such existing Note Documents, or the Lien or priority of any pledge, security agreement or any other security therefor. Without limiting the foregoing, each SI Party hereby confirms and agrees that all outstanding interest and other obligations under the Original Note immediately prior to the Closing Date shall, from and after the Closing Date (but effective retroactively as of the Effective Date for purposes of calculations of outstanding interest accruing from and after the Effective Date), be, without duplication, interest and other Obligations payable pursuant to this Agreement, the Replacement Note and the other Note Documents. Each SI Party hereby (i) confirms and agrees that each Note Document to which it is a party is, and shall continue to be, in full force and effect without modification or replacement, except as expressly set forth herein, and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Note Document to "the Note," "thereto," "thereof," "thereunder" or words of like import referring to the Original Note shall mean the Original Note as amended and restated by the Replacement Note (and including the additional terms set forth in this Agreement and the other Note Documents as modified hereby), and (ii) confirms and agrees that to the extent that any such Note Document purports to assign or pledge to the Lender a security interest in or Lien on, any Collateral as security for the obligations of the DFW from time to time existing in respect of the Original Note, such pledge, assignment and/or


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
grant of the security interest or Lien is hereby ratified and confirmed in all respects and shall continue to secure the Obligations hereunder and under the Replacement Note.

      3. CONSENT. Subject to Section 4 below (as to effectiveness), Lender hereby consents to the Contribution to Franchisor.

      4. CONDITIONS TO EFFECTIVENESS. Notwithstanding any delivery of the Replacement Note, such Replacement Note shall be deemed accepted by Lender (and become effective as the Note), and the consent contained in Section 3 above shall become effective, when, and only when, the following conditions have been satisfied as determined in Lender's sole and absolute discretion:

            (a) Lender shall have received, on or before December 30, 2003, each of the following, in form and substance satisfactory to Lender, and, in the case of any agreement or instrument, the same shall have been duly executed by each party thereto (other than Lender) and shall be in full force and effect:

                  (i)     this Agreement;

                  (ii) the Replacement Note (to become effective upon satisfaction of all conditions precedent set forth herein);

                  (iii)   the Franchisor Guaranty;

                  (iv)    the Franchisor Security Agreement;

                  (v)     the Trademark Security Agreement;

                  (vi)    the Franchisor Pledge Agreement;

                  (vii)   the SI Pledge Agreement;

                  (viii)  the Wooley Subordination Agreement;

                  (ix) a general legal opinion from counsel to the SI Parties covering such matters as Lender may require;

                  (x) evidence satisfactory to Lender as to the authority of each of the SI Parties to execute, deliver, and perform each of the applicable documents listed herein or executed in connection herewith to which such SI Party is a party and authorizing specific officers of such SI Party to execute the same;

                  (xi) copies of each SI Party's Governing Documents, as amended, modified, or supplemented to the dated hereof, certified by the Secretary of each such SI Party;

                  (xii) a certificate of status with respect to each SI Party, dated within 10 days of the date hereof, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such SI Party, which certificate shall indicate that such SI Party is in good standing in such jurisdiction;

                  (xiii) satisfactory evidence as to the non-existence of any liens on the Collateral other than the Existing Liens, and as to the accuracy of all representations and warranties of the SI Parties herein and in the other Note Documents;

                  (xiv) Projections for each of Franchisor and SI for the 3 year period following the date hereof;

                  (xv) a summary report for accounts payable and accrued liabilities of SI and separately covering accounts payable and accrued liabilities of DFW, Franchisor and Branding Subsidiary;

                  (xvi) a report listing, for each existing Franchise Agreement, the applicable royalty rate for payments thereunder, together with all other components of the Minimum Franchisee Payment Obligations;

                  (xvii) a report outlining all compensation to directors and senior management of each of DFW, Franchisor and Branding Subsidiary, containing such information as Lender may reasonably require.

                  (xviii) a schedule of currently pending, threatened or
                          imminent litigation;

                  (xix)   a schedule listing the currently outstanding Debt of
                          (1) Franchisor, (2) DFW and (3) SI; and

                  (xx) a schedule setting forth a summary of the ADA Buy-Out Payments and other material terms related thereto (the "ADA Buy-Out Schedule").

            (b) Franchisor shall have paid all documented and invoiced Lender expenses (including reasonable attorneys' fees) incurred in connection with the transactions contemplated in this Agreement and the other Note Documents.

            (c) Franchisor and the Wooleys shall have amended (a) the Wooley Franchisor Note to conform the same to the provisions of this Agreement and the Wooley Subordination Agreement, and (b) that certain Security Agreement dated as of November 12, 2003 among Franchisor and the Wooleys to limit the obligations secured thereby so as to conform with Section 7(b) hereof.

      5. REPRESENTATIONS AND WARRANTIES OF SI PARTIES. Each SI Party represents and warrants to the Lender, as of the date hereof and as of the Effective Date, that:

            (a) DUE ORGANIZATION AND QUALIFICATION. Such SI Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to materially and adversely affect such SI Party.

            (b) DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance by such SI Party of this Agreement and each of the other Note Documents to which it is a party have been duly authorized by all necessary action. The execution, delivery, and performance by such SI Party of this Agreement and the other Note Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such SI Party, the Governing Documents of such SI Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such SI Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such SI Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any SI Party, other than the Liens in favor of Lender, or (iv) except as has been already obtained, require any approval of the interest holders of any SI Party or any approval or consent of any Person under any material contractual obligation of any SI Party. Other than the filing of financing statements, and fixture filings, the execution, delivery, and performance by each SI Party of this Agreement and the other Note Documents to which such SI Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person. This Agreement and the other Note Documents to which such SI Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such SI Party will be the legally valid and binding obligations of such SI Party, enforceable against such SI Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

            (c) STATUS AND LIENS WITH RESPECT TO COLLATERAL. Each of Franchisor and DFW is the owner of the Collateral pledged by such SI Party, free and clear of any liens, claims or encumbrances, other than the Existing Liens; and no dispute, right of setoff, counterclaim, or defenses exist with respect to all or any part of the Collateral pledged by such SI Party. The security interests granted by each of Franchisor and DFW to Lender in and to its properties and assets pursuant to the Note Documents are validly created, perfected, and first priority security interests, subject only to the Existing Liens. The delivery at any time by Franchisor or DFW to the Lender of Collateral shall constitute a representation and warranty by such SI Party under this Agreement that, with respect to such Collateral, and each item thereof, the matters heretofore warranted in this clause (c) are true and correct.

            (d) LITIGATION. Except as set forth in the schedule described in
      Section 4(a)(xviii) hereto, there are no actions or proceedings pending by or against any SI Party before any court or administrative agency and the SI Parties do not have any knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any SI Party, except for:
      (a) ongoing collection matters in which any such SI Party is the plaintiff; and (b) matters arising after the date hereof that, if decided adversely to such SI Party would not materially and adversely affect any SI Party.

            (e) DEBT. Except as set forth in the schedule described in Section 4(a)(xix)(1) hereto, Franchisor is not a party to, or otherwise bound by or a guarantor with respect to, any Debt other than the under the Note Documents and the Wooley Notes. Without limiting the foregoing, Franchisor is not a party to, and none of its assets are otherwise bound by, any guaranties having been given by SI in connection with any Area Development Agreements or otherwise with respect to the Schlotzsky's IP. Except as set forth in the schedule described in Section 4(a)(xix)(2) hereto, DFW is not a party to, or otherwise bound by or a guarantor with respect to, any Debt other than the under the Note Documents. Except as described in the most recent Public Report filed prior to the date hereof or as set forth in the schedule described in Section 4(a)(xix)(3) hereto, SI is not a party to, or otherwise bound by or a guarantor with respect to, any Debt other than the under the Note Documents and the Wooley Notes.

            (f) CERTAIN OBLIGATIONS NOT PAST DUE. All ADA Amounts and ADA Buy-Out Payments due and payable prior to the date hereof have been paid in full.

      6. AFFIRMATIVE COVENANTS OF SI PARTIES. So long as any part of the Obligations remain unpaid or unperformed, each of the SI Parties covenants and agrees to (and to cause its subsidiaries, as applicable, to):

            (a) PAYMENT OF ADA AMOUNTS. Promptly pay when due all ADA Amounts, including all amounts payable to DFW pursuant or relating to the Lender ADA and the Assignments.

            (b) UPDATES. Promptly notify the Lender of any material change in any fact or circumstance warranted or represented by such SI Party herein or in any other Note Document.

            (c) NOTICE OF CLAIMS. Promptly notify the Lender of any Claim affecting the Collateral, or any part thereof, or the Security Interests created in favor of Lender, and at the request of the Lender, appear in and defend, at such SI Party's expense, any such Claim; and deliver written notice, together with applicable supporting evidence or documents, to Lender within five (5) Business Days of any SI Party acquiring actual knowledge of any legal action (pending or actual) or any other impending or actual operating or financial circumstances of such SI Party which will cause a material financial liability to any SI Party.

            (d) CASH MANAGEMENT. Commencing from and after February 1, 2004, (i) have established, and thereafter maintain, separately for each of DFW and Franchisor, a bank account in such SI Party's name (a "Collection Account") at a financial institution reasonably acceptable to Lender, which Collection Account (and all cash, checks and similar items of payment therein) shall be part of the Collateral and shall at all times be subject to an Account Control Agreement, (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof (including such receipt by the Manager), all Collections of Franchisor or DFW into such SI Party's Collection Account, (iii) request in writing and otherwise take such reasonable steps to cause all of such SI Party's Account Debtors to forward payment of the amounts owed by them (other than to the extent constituting NAMF Contributions) directly to (or for deposit by the applicable bank in) such Collection Account. Without limiting the foregoing, Manager shall at all times promptly cause all funds payable by Franchisor to DFW under the Lender ADA and related Assignments to be so deposited in DFW's Collection Account. Furthermore, to the extent that funds payable by any Franchisee with respect to any applicable Franchise Agreement are to be applied to both amounts to be retained by Franchisor and to NAMF Contributions, each such payment shall be allocated to the portion payable to Franchisor (and not constituting NAMF Contributions) at least on a pro rata basis with such NAMF Contributions.

            (e) FINANCIAL AND COLLATERAL INFORMATION. Deliver (or shall cause its applicable Affiliate to deliver) to Lender:

                  (i) for each of SI and Franchisor, as soon as available, but in any event within 45 days after the end of each of such SI Party's fiscal quarters, a company prepared consolidated balance sheet, income statement, and statement of cash flow covering such SI Party and its subsidiaries' operations during such period;

                  (ii) for each of SI and Franchisor, as soon as available, but in any event within 90 days after the end of each of such SI Party's fiscal years, financial statements of such SI Party and its subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP on a basis consistent with prior periods except as may be otherwise noted (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management);

                  (iii) as soon as available, but in any event within 45 days after the end of each fiscal quarter of Franchisor and SI, a report updating the most recent Projections delivered by the SI Parties (in substantially the same form as the initial Projections delivered pursuant to Section 4(a)(xiv)), including detail as to any such changes and any variance in actual results from the most recent Projections having been delivered to Lender;

                  (iv) as soon as available, but in any event within 45 days after the end of each fiscal quarter of SI, an aging report for accounts payable and accrued liabilities of SI and separately covering accounts payable and accrued liabilities of DFW, Franchisor and Branding Subsidiary, in such form and including such information relating to such accounts payable as requested by Lender from time to time;

                  (v) if and when filed by any SI Party, (A) and filings made by such SI Party with the SEC, (B) copies of each SI Party's federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service;

                  (vi) a schedule of expected annual ADA Amounts and update such schedule whenever such expected amounts change materially;

                  (vii) as soon as available, but in any event within 30 days after the end of each month, a schedule listing, for each Area Development Agreement, the applicable ADA Amounts and other payments to any Area Developer thereunder with respect to such Area Development Agreement (and separately listing, with respect to the Lender ADA, all amounts payable to DFW pursuant to such Lender ADA and the Assignments), together with evidence satisfactory to Lender that all such amounts have been paid;

                  (viii) as soon as available, but in any event within 30 days after the end of each month, a report showing, in reasonable detail, compliance at the end of such month, with the applicable covenants contained in Sections 7(d) (as to accounts payable), and 7(i) (including for any such month that is the last month of a fiscal quarter, the calculation of Franchisor Revenues and amounts, if any, to be reserved with respect thereto);

                  (ix) as soon as available, but in any event within 30 days after the end of each month, a monthly cash flow statement for Franchisor for such month, including such detail relating thereto as Lender may request;

                  (x) upon the request of Lender, any other report reasonably requested relating to the financial condition of any SI Party or its subsidiaries.

            (f) NEW LENDER FINANCING. An amount equal to at least 75% of the net proceeds (after payment of applicable origination fees and payments to third parties) if any, received by any SI Party under the New Lender Financing shall be applied to the payment of accounts payable and accrued liabilities.

            (g) NOTICE OF BREACH OR EVENT OF DEFAULT. Provide written notice to Lender of a breach by any SI Party under this Agreement or any Note Document which constitutes an Event of Default or which with the passage of time would constitute an Event of Default within 5 days of the occurrence of the breach or when the SI Party could have reasonably learned of such breach.

            (h) DEFAULTS UNDER AREA DEVELOPMENT AGREEMENTS AND ADA BUY-OUT PAYMENTS. Provide written notice to Lender of any breach by any SI Party under any payment obligations in connection with any Area Development Agreements or in connection with any obligations relating to the ADA Buy-Out Payments, in each case within 5 days of the occurrence of the breach or when the SI Party could have reasonably learned of such breach. Without limiting the foregoing, (i) Lender shall have the right (but not the obligation) to advance funds, and take such other actions as Lender may determine in its reasonably discretion to be appropriate so as to cure any such default, (ii) each SI Party shall, and shall cause its subsidiaries to, cooperate with Lender in connection with any Lender efforts to cure, or cause the cure of, any such default, (iii) any funds advanced or paid by Lender shall be part of the Obligations hereunder, shall accrue interest at the rate applicable to the principal amount of the Obligations, and shall be secured by the Collateral, and (iv) each SI Party shall, and shall cause its subsidiaries to, execute such documents as Lender may reasonably require to evidence the obligations of the SI Parties to repay all such funds advanced or paid by Lender.

      7. NEGATIVE COVENANTS OF FRANCHISOR. Each SI Party further covenants and agrees that, without the prior written consent of the Lender, such SI Party will not, and will not permit any of its subsidiaries, or the Manager with respect to such SI Party or any such subsidiary, to:

            (a) ASSET DISPOSITIONS. With respect to Franchisor and its subsidiaries, sell, lease, license (including entering into or permitting to exist any Franchise Agreement, Area Development Agreement), assign, transfer or otherwise dispose of any of its assets, in each case other than Permitted Dispositions;

            (b) LIENS. With respect to any of DFW, Franchisor and Franchisor's subsidiaries, create any security interest in, mortgage or otherwise encumber any of its assets (including the Collateral), or any part thereof, or permit the same to be or become subject to any lien, attachment, execution, sequestration, other legal or equitable process or any encumbrance of any kind or character, except the following:

                  (i) the Security Interest in favor of Lender,

                  (ii) the New Lender Liens to the extent expressly permitted under Section 8 hereof, and

                  (iii) the Liens securing the Wooley Notes, so long as such
            Liens (1) are subordinate to the Obligations pursuant to the Wooley Subordination Agreement, and (2) secure only (A) direct payment obligations to the Wooleys under the Wooley Notes, (B) obligations (including guaranty obligations) to either or both of the Wooleys in an aggregate amount not in excess of $4,300,000 arising by way of subrogation, contribution, or otherwise in connection with that certain Guaranty dated as of June 12, 2003 among the Wooleys and Commerce National Bank, pursuant to which the Wooleys have guarantied payment obligations of NAMF under that certain Promissory Note dated June 12, 2003 in the original principal amount of $4,300,000 issued by NAMF to Commerce National Bank (including any and all amendments, modifications, renewals, extensions, rearrangements and consolidations thereof, in each case so long as the principal amount of the obligations directly or indirectly secured by the Collateral is not increased as a result thereof), and
            (C) obligations (including guaranty obligations) to either or both of the Wooleys in an aggregate amount not in excess of $1,000,000 arising by way of subrogation, contribution, or otherwise in connection with that certain Guaranty dated as of May 27, 1994 given by John C. Wooley, pursuant to which the John C. Wooley has guarantied payment obligations of Schlotzsky's Restaurants, Inc. under that certain that certain Operating Lease dated as of May 27, 1994, by and between William C. Pfluger and Karen O'Brien Pfluger, as husband and wife, William C. Pfluger, Trustee of the William Carl Pfluger Children's Trust Created under the Will of Carl R. Pfluger, as tenants in common, as lessor, and Schlotzsky's Restaurants, Inc., as lessee (including any and all amendments and modifications thereof, in each case so long as the principal amount of the obligations secured directly or indirectly by the Collateral is not increased as a result thereof);

            (c) DEBT; NEW LENDER DEBT. With respect to any of DFW, Franchisor and Franchisor's subsidiaries, create, assume, incur, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except (i) as expressly permitted in the Note Documents, (ii) the Obligations, (iii) with respect to Franchisor, the Wooley Obligations to extent subject to the Wooley Subordination Agreement, and (iv) with respect to Franchisor and its subsidiaries, the New Lender Financing to the extent expressly permitted under Section 8 hereof;

            (d) ACCOUNTS PAYABLE. Create, assume, incur, suffer to exist, at any time, (i) any accounts payable (not otherwise constituting Debt) of DFW, Franchisor and Franchisor's subsidiaries (including ADA Amounts) that are past due by more than 30 days, and (ii) accounts payable of SI and its subsidiaries (other than DFW, Franchisor and Franchisor's subsidiaries) that are past due by more than 60 days; provided, however, that the forgoing shall not apply to (A) accrued contingent liabilities (not yet due and payable), (B) any accounts to the extent then subject to a Permitted Protest, (C) accounts payable as of the Closing Date for which a written payment plan has been proposed by SI and approved by Lender prior to January 15, 2004 with respect to the applicable creditor and account payable; and provided, further, that, for any amounts invoiced by any vendor having invoiced an SI Party on an untimely basis, the foregoing 30 or 60 day period, as applicable, shall begin to run upon receipt of such invoice by such SI Party;

            (e) AMENDMENTS TO MATERIAL CONTRACTS. Except as expressly permitted or required pursuant to Section 10 below with respect to the Management Agreement, amend, modify or terminate or consent to an amendment, modification or termination of the Lender ADA, the Assignments, the Management Agreement or the Branding Subsidiary License Agreement;

            (f) CHANGE IN BUSINESS OR FORM. Make any material change in the principal nature of its business; change its organizational identification number, state of organizational or organization identity; or reorganize, or recapitalize, or reclassify its stock or ownership interests;

            (g) MERGER. Merge with, consolidate with, acquire all or substantially all of the assets or capital stock (or other ownership interests) of, or otherwise combine with, any Person or form any subsidiary, except that any subsidiary of Franchisor may merge or consolidate with Franchisor (so long as Franchisor is the surviving entity);

            (h) COMPENSATION. With respect to DFW, Franchisor and Branding Subsidiary only, increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year to greater than $10,000 per director per year; or pay or accrue total cash compensation, during any year, to its officers in an aggregate amount in excess of 115% of that paid or accrued in the prior year (or, with respect to the 2003 calendar year, such amounts as in effect on the date hereof as disclosed in writing to Lender);

            (i) PAYMENTS. With respect to DFW, Franchisor and Franchisor's subsidiaries, make or permit any distribution, dividend, investment or any payment of any kind, other than the following:

                  (i) payments on the Obligations or other payments to Lender;

                  (ii) payments by Branding Subsidiary to Franchisor (including distributions and payments under the Branding License Agreement);

                  (iii) the following payments, to be made in the following
            order of priority on a periodic basis acceptable to Lender:

                        (A) payments of ADA Amounts and ADA Buy-Out Payments
                  then due and payable (to the extent payable by Franchisor); provided, that with respect to ADA Buy-Out Payments payable by SI or any subsidiary or affiliate thereof (other than an SI Party), such ADA Buy-Out Payments shall be made by SI or its applicable subsidiary or affiliate (including out of any ADA Amounts payable to SI or such subsidiary or affiliate); and provided, further, that with respect to ADA Buy-Out Payments attributable to payments under Franchise Agreements where SI or any subsidiary or affiliate thereof is the applicable Franchisee, all such ADA Buy-Out Payments shall be made exclusively by SI or such applicable subsidiary or affiliate thereof (and not out of any ADA Amounts payable by Franchisor relating thereto);

                        (B) payments on the New Lender Financing;

                        (C) payment of Manager Compensation and Operating
                  Expenses Amounts when due;

                        (D) so long as no Event of Default shall have occurred
                  and be continuing or would result therefrom, and in each case only so long as, both before and after giving effect to each distribution or payment, DFW shall have (including as a result of contributions from SI and/or advances from SI or Franchisor, the repayment of which shall in all events be subordinate to the Obligations, and the repayment of which shall be made only to the extent of availability of funds under clause (2) below) available funds in such amount as may be reasonably required to make (and such funds shall have been set aside as a reserve to be used exclusively for so making) all payments on the Note payable at any time prior to and including the next Payment Date (in the maximum amount payable hereunder for such period);

                              (1) payments (including distributions to SI for
                        such payments by SI) of (i) obligations under the Bank of Commerce Agreement (as in effect on the date hereof, and in an aggregate principal amount not in excess of the principal amount outstanding as of the date hereof), and (ii) the Wooley Obligations to the extent permitted pursuant to the Wooley Subordination Agreement,

                              (2) Franchisor and DFW may make distributions in
                        cash to SI, and Franchisor and Branding Subsidiary may otherwise make any cash expenditure, investment or asset purchase not otherwise prohibited under the Note Documents; provided, however, that, in the event that, for any fiscal quarter, Franchisor Revenues, measured as of the end of such fiscal quarter (for such fiscal quarter) based on the financial information required to be delivered pursuant to Section 6(e) hereof, shall fail to be in excess of $4,750,000, then DFW and Franchisor shall retain 50% of all their remaining Available Funds (including any such amount held by Manager) after making the payments contemplated in clauses (A), (B), (C) and
                        (D)(1) above), which retained Available Funds shall be held in reserve or applied exclusively for payments permitted under such clauses (or payments with respect to the Obligations) until such time as Franchisor Revenues are in excess of $4,750,000 in a later fiscal quarter, as measured pursuant to this clause.

            (j) AFFILIATE TRANSACTIONS. Directly or indirectly enter into or permit to exist any transaction with or involving any Affiliate of Franchisor except for (a) the Management Agreement, (b) the transactions constituting Permitted Dispositions, and (c) additional transactions that are in the ordinary course of business (and not otherwise prohibited hereunder), upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Franchisor or such subsidiary than would be obtained in an arm's length transaction with a non-Affiliate;

            (k) SEPARATE FUNDS. Commingle any Franchisor funds with funds of any other Person, or commingle any DFW funds with funds of any other Person; and

            (l) INDEPENDENT DIRECTORS. From and after 90 days after the Closing Date, permit any person who is, or at any time has been, a director (including independent director) officer, employee or other Person affiliated in any respect with any other SI Party, to serve as an independent director for any of Franchisor or any of its subsidiaries, it being understood that the foregoing shall not prevent Franchisor and its subsidiaries and NAMF Funding, LLC from having one or more independent directors in common.

      8. NEW LENDER FINANCING. Lender agrees to subordinate its rights with respect to the Franchisor Guaranty and the Franchisor Collateral to a third party lender or group of lenders (collectively, the "New Lender") providing financing to Franchisor or SI (all of which shall be in the form of immediately available funds) in an aggregate amount not to exceed $3,000,000 (such financing, the "New Lender Financing"), which New Lender Financing may be secured by Liens of all or any SI assets and/or Franchisor Collateral (collectively, the "New Lender Liens"); provided, however, that such New Lender Financing and New Lender Liens shall be permitted hereunder, and Lender shall provide such subordination, in each case only in the event that, and for so long as, (i) Lender and New Lender enter into an intercreditor agreement, in form and substance acceptable to Lender (the "New Lender Intercreditor Agreement"), which shall provide, among other provisions, that Lender may purchase New Lender's position at par, at Lender's option upon reasonable written notice from Lender to New Lender, (ii) Lender shall have approved in writing the structure, cost and terms of such New Lender Financing, (iii) Lender shall have the option, but not the obligation, to make a loan to the applicable SI Parties upon similar terms (which loan shall be in lieu of the New Lender Financing), and shall have declined to exercise such option (it being understood that, in the event Lender declines to exercise such option, the SI Parties may proceed with such New Lender Financing only for so long as the terms thereof are substantially the same as those having been offered to Lender), (iv) such New Lender Financing shall have been consummated (and the funds made available to the applicable SI Parties) on or before June 30, 2004, (v) such New Lender Financing shall be repaid through monthly payments over a two (2) year period, which payment schedule shall not include a balloon payment and shall not have interest-only for a period extending beyond June 30, 2004 (it being understood that the proposed payment schedule presented to Lender prior to the date hereof of interest-only through June, 2004 and the remainder amortized over 18 months is acceptable), and (vi) such New Lender Financing shall be fully repaid prior to December 15, 2005.

      9. ADDITIONAL TERMS RELATING TO SI AND THE SCHLOTZSKY'S IP.

            (a) CONFIRMATION OF SI GUARANTY. SI further unconditionally and irrevocably confirms, reaffirms and ratifies in all respects each of the terms and conditions of the SI Guaranty, and acknowledges and agrees that, notwithstanding the execution of this Agreement and the other Note Documents, the SI Guaranty remains in full force and effect with respect to the Note and all other Note Documents, and Lender retains all rights to enforce the SI's obligations thereunder. SI acknowledges and represents that, with respect to the SI Guaranty and the Obligations, there currently exist no defenses or claims of offset or otherwise against the enforcement thereof by Lender, and to the extent such claims, offsets or defenses exist, SI hereby unconditionally and irrevocably waives the same.

            (b) RIGHTS IN SCHLOTZSKY'S IP. SI, for itself and all its subsidiaries (other than Franchisor and Branding Subsidiary) hereby represents, warrants and covenants that, in each case other than rights granted in favor of Lender and rights granted to DFW under the Lender ADA and Assignments relating thereto, (a) except pursuant to the terms of those certain Franchise Agreements and any other agreement specifically set forth in Schedule 9(b), (such Franchise Agreements and other agreements, collectively the "SI Franchise Agreements"), each of SI and each such subsidiary does not have, and will at no time have (and hereby waives any right it may at any time have with respect to) any ownership interest or right or license to use any of the Schlotzsky's IP or other Franchisor Collateral, (b) all updates, revisions, developments, derivations and versions of or relating to the Schlotzsky's IP developed in connection with the Schlotzsky's franchise system by SI or any subsidiary thereof shall be the sole property of Franchisor (and to the extent developed by SI or any such subsidiary thereof, shall be promptly be transferred to Franchisor).

            (c) Each SI Party hereby (i) represents that it has delivered to Lender a true and correct copy of each SI Franchise Agreement as in effect on the date hereof, (ii) represents that each such SI Franchise Agreement expressly prohibits any sublicensing by SI or the applicable subsidiary thereof, (iii) agrees that it shall not, nor shall it permit any of its subsidiaries to, amend or otherwise modify any such SI Franchise Agreement without Lender's prior written consent, and (iv) agrees that, notwithstanding the foregoing, following any Event of Default and in connection with the exercise by Lender of its remedies with respect to the Collateral, at Lender's option, (A) each SI Franchise Agreement shall be amended (and each SI Party shall so cause such amendment), effective immediately upon Lender's delivery of notice to SI as to exercise of such option, so as to provide payment terms and obligations (and Franchisee Payments) based on the royalty rates (of not less than 2%) and other payment obligations in Franchisor's standard form of Franchise Agreement as in effect on the date hereof or as modified after the date hereof with Lender's consent, provided however, that such royalties shall not be paid if the payment would result in the EBITDA for such location to be negative for the period applicable to the royalty, and provided, further, that the payment thereof does not result in the breach of covenants under financing agreements now in existence with third parties, and (B) SI shall change its corporate name (and cause each applicable subsidiary thereof to change its corporate name) so as to not include "Schlotzsky's" or any other name including, or similar to, any of the Schlotzsky's IP.

      10. ADDITIONAL TERMS RELATING TO THE MANAGEMENT AGREEMENT.

            (a) MANAGER SUBORDINATION. All rights of Manager in and to payments from Branding Subsidiary or any SI Party, or otherwise with respect to the Collateral, will be fully subordinate in right of payment to the Obligations, and no such payments shall be made or received except as permitted pursuant to this Agreement.

            (b) PERFORMANCE UNDER MANAGEMENT AGREEMENT. Manager shall at all times perform its obligations, and exercise its rights, under the Management Agreement, in a manner consistent with, and so as to cause Branding Subsidiary and each SI Party to be in compliance with, this Agreement and the other Loan Documents. Lender shall be deemed a third party beneficiary as to all rights and obligations of the Branding Subsidiary and each SI Party under the Management Agreement.

            (c) DELIVERY OF REPORTS. Manager shall, within 15 days of Lender's request thereof and at Manager's expense (subject only to such compensation as Manager may be entitled pursuant to the Management Agreement), deliver to Lender such reports (other than those to be provided under Section 5(e)) or other information with respect to Branding Subsidiary, any SI Party or the Manager's services under the Management Agreement relating thereto as may be reasonably requested by Lender from time to time.

            (d) CHANGES TO MANAGEMENT AGREEMENT. The SI Parties hereby agree, to cause, within fifteen (15) days after the date hereof, an amendment to the Management Agreement, in form and substance satisfactory to Lender, to (i) reflect the payment of the Manager Compensation and Operating Expenses in an amount consistent with this Agreement (and not to exceed $400,000 per month), (ii) change the term of the Management Agreement to terminate (without payment of any termination or similar fee), by its terms and without any further action or notice, on December 15, 2006, subject to successive one-year extensions, each of which shall require Lender's written consent. Without limiting the foregoing, without Lender's prior written consent, (x) Manager and the SI Parties shall not, amend, or permit the amendment of, the Management Agreement with respect to any SI Party or Branding Subsidiary, and (y) Manager shall not resign, and the SI Parties shall not cause or permit such resignation or the appointment of a substitute manager (pursuant to Section 4.4 of the Management Agreement or otherwise).

            (e) LENDER EXERCISE OF REMEDIES. From and after the occurrence of any Event of Default, and without limiting any other rights or remedies of Lender, Lender shall have the right to exercise all rights of each SI Party under the Management Agreement, and in such event, (i) for all purposes and all actions of Manager, Manager's authority granted under the Management Agreement with respect to any SI Party or the Collateral shall be deemed to be subject to the control and authority of Lender, (ii) in no event shall any SI Party or Branding Subsidiary (or Lender, to the extent assuming any obligations of any SI Party) be liable to Manager for any acts or omissions of Manager constituting negligence, violations of law, breach of the Management Agreement or failure to perform in accordance with the Management Standard (as defined therein), and (ii) in connection with Section 2.7 (Indemnification) of the Management Agreement, Lender shall be deemed an "Indemnitee", and all fees and expenses of Lender with respect to separate counsel under Section 2.7(b) of the Management Agreement shall be paid by Manager. Without limiting, and in addition to, the foregoing, from and after an Event of Default, and in connection with the exercise of remedies of Lender, Lender, at its option and in its sole discretion (and in addition to any other rights and remedies available to Lender), shall have the right, but not the obligation, to do any of the following: (1) have all or any portion of the rights and obligations of Franchisor or DFW under the Management Agreement be assigned to, and assumed by, Lender or any designee thereof (it being understood that in no event shall Lender of such designee have any obligations under the Management Agreement other than as may be expressly assumed at such time),
      (2) transfer all or any portion of the Collateral free and clear of any obligations of Franchisor, DFW or Branding Subsidiary under the Management Agreement, and/or (3) terminate the Management Agreement with respect to DFW, Franchisor and/or Branding Subsidiary, without any obligation or liability other than payment of accrued and unpaid ordinary fees and reimbursements of Manager as of the date of such termination (the payment of which shall be the sole obligation of DFW, Franchisor and/or Branding Subsidiary, as applicable, and shall be subordinate in right of payment to the Obligations).

            (f) MANAGER COOPERATION. In the event of any termination, in whole or in part, of the Management Agreement or transfer of Collateral, Manager shall, at its sole cost and expense, fully cooperate with Lender, any designee thereof or any successor manager in effecting the termination of the responsibilities and rights of the Manager and transition of the services having been provided by Manager, including (a) the transfer of any applicable bank accounts, and all cash amounts, checks and other instruments that have been or at any time thereafter are received by the Manager with respect to the Collateral (or relating to any SI Party or Branding Subsidiary, as applicable), and (b) the prompt delivery to Lender, any successor or replacement manager and each SI Party, as applicable, of all documents, information and servicing records then in the Manager's possession or control, in each case with respect to the Collateral, such SI Party or Branding Subsidiary, as applicable.

      11. AUDIT RIGHTS. Each of DFW and Franchisor Branding Subsidiary shall permit (and cause Manager to permit) Lender or its designee (at DFW's or Franchisor's expense) to examine and audit, not more often than twice per calendar year, upon prior reasonable notice to Manager and/or such SI Party, as applicable, during business hours, but without unreasonably disturbing such SI Party's or the Manager's operations, the quarterly results of DFW, Franchisor and Branding Subsidiary reflected in filings with the Securities and Exchange Commission and supporting information thereto.

      12. DEFAULT. The occurrence of one or more of the following shall be deemed an event of default ("Event of Default"):

            (a) DFW fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender, reimbursement of Lender expenses, or other amounts constituting Obligations), and shall not cure such failure within three
      (3) Business Days after DFW receives written notice of such failure from Lender;

            (b) Any representation or warranty made by any SI Party in this Agreement or any other Note Document shall prove to have been false or misleading in any material respect as of the time made or furnished and any such default shall not be remedied within a period of five (5) days after notice of the occurrence of such default is given to such SI Party;

            (c) Any SI Party shall default in the performance or observance of any covenant, condition or provision of Sections 6(c), 6(d), 6(e), 7 or 10 of this Agreement and any such default shall not be remedied within a period of thirty (30) days after notice of the occurrence of such default is given to such SI Party; or

            (d) Any SI Party shall default in the performance or observance of any other material covenant, condition or provision of this Agreement or any other Note Document and any such default shall not be remedied within a period of thirty (30) days after notice of the occurrence of such default is given to such SI Party;

            (e) Any SI Party shall commence a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

            (f) An proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against any SI Party, and any of the following events occur: (a) such SI Party consents to the institution of such proceeding against it, (b) the petition commencing such proceeding is not timely controverted, (c) the petition commencing such proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such SI Party, or (e) an order for relief shall have been entered therein; or

            (g) If there is a default under the Wooley Notes (or related documents), the Bank of Commerce Agreement (or related documents), or the New Lender Financing, or any other material agreement to which DFW, Franchisor or any of Franchisor's subsidiaries is a party and such default
      (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such SI Party's or subsidiary's obligations thereunder or to terminate such agreement; or

            (h) The occurrence of any Change in Control of any SI Party.

      13. REMEDIES. Upon the occurrence of an Event of Default, in addition to any and all other rights and remedies which the Lender may then have hereunder, under the Uniform Commercial Code of the State of Texas or of any other pertinent jurisdiction (the "Code"), or otherwise, the Lender may, at its option:

            (a) declare all Obligations, whether evidenced by this Agreement, the Note or any of the other Note Documents, or otherwise, immediately due and payable;

            (b) terminate this Agreement and any of the other Note Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's liens in the Collateral and without affecting the Obligations;

            (c) enter upon the premises where any of the Collateral not in the possession of the Lender or its agent is located and take possession thereof and remove the same, with or without judicial process;

            (d) reduce its claim to judgment or foreclose or otherwise enforce the Security Interest, in whole or in part, by any available judicial procedure;

            (e) after notification, if any, provided for herein or in the applicable Note Documents, sell, lease, or otherwise dispose of, at the offices of the Lender, on the premises of any SI Party, or elsewhere, all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust the Lender's power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;

            (f) at its discretion, surrender any policies of insurance on the Collateral and receive the unearned premiums, and, in connection therewith, each SI Party hereby appoints the Lender as the agent and attorney-in-fact for such SI Party to collect such premiums;

            (g) at its discretion, retain the Collateral in satisfaction of the Obligations whenever the circumstances are such that the Lender is entitled to do so under the Code or otherwise; and

            (h) exercise any and all other rights, remedies and privileges it may have under any other agreement securing all or part of the Obligations.

      Notwithstanding the foregoing, upon the occurrence of any Event of Default described in Section 12(e) or Section 12(f), in addition to the remedies set forth herein, without any notice to any SI Party or any other Person or any act by the Lender, the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement, the Note and the other Note Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by the SI Parties.

      Any and all proceeds ever received by the Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy pursuant hereto shall be applied by the Lender to the Obligations in such order and manner as the Lender, in its sole discretion, may deem appropriate, notwithstanding any directions or instructions to the contrary by any SI Party; if such proceeds are not sufficient to pay the Obligations in full, DFW shall remain liable to the Lender for the deficiency.

      With respect to any of the Collateral which is or becomes accounts, contract rights, instruments, or chattel paper, the Lender, without notice to any SI Party, shall be entitled, but not obligated, at any time and from time to time to notify and direct the Account Debtor or obligor thereon to thereafter make all payments on such Collateral directly to the Lender, regardless of whether any SI Party was previously making collections thereon. Each Account Debtor and obligor making payment to the Lender hereunder shall be fully protected in relying on the written statement of the Lender that he then holds the Security Interest which entitles him to receive such payment, and the receipt of the Lender for such payment shall be full acquittance therefor to the one making such payment.

      14. COSTS, RISKS. Should any part of the tangible Collateral come into the possession of the Lender, whether before or after an Event of Default, the Lender may, but shall have no obligation to, use or operate such Collateral for the purpose of preserving it or its value, or pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by the Lender in respect of the Collateral. DFW covenants to promptly reimburse and pay to the Lender, at the Lender's request the amount of all reasonable expenses (including the cost of any insurance and payment of taxes or other charges) incurred by the Lender in connection with its custody, preservation, use, or operation of the Collateral, and, all such expenses, costs, taxes, and other charges shall be a part of the Obligations and shall bear interest at the Default Rate from the date incurred until the date repaid to the Lender. It is agreed, however, that the risk of loss or damage to such Collateral is on the SI Parties, and the Lender shall have no liability whatsoever (i) for failure to preserve the value of any Collateral, (ii) for maintaining any obligation in terms of payment, or (iii) for failure to obtain or maintain insurance, or to determine whether any insurance ever in force is adequate as to amount or as to the risks insured.

      15. EXPENSES; INDEMNITY.

            (a) DFW agrees to pay or reimburse Lender for all costs and expenses incurred by Lender in connection with the preparation, execution and delivery of this Agreement and any other Note Document and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees. DFW further agrees to pay or reimburse Lender for all costs and expenses (all of which shall become part of the Obligations) incurred in connection with the enforcement or attempted enforcement, or preservation of any rights under this Agreement, and any other Note Document, or in connection with any refinancing, or restructuring of any such documents in the nature of a "workout" or of any insolvency or bankruptcy proceeding, including, without limitation, reasonable attorneys' fees and costs. The foregoing costs and expenses to be reimbursed by DFW shall include all search, filing, recording, insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. Without limiting the foregoing, Lender may request, from time to time, deposits for reasonably anticipated costs and expenses as a condition to evaluation by Lender of any request by any SI Party with respect to any consent, amendment or waiver relating to this Agreement or any other Note Document (it being understood that in no event shall any such deposit create any obligation for Lender to agree to provide any such consent, amendment or waiver). The agreements in this Section shall survive repayment of all Obligations and termination of this Agreement.

            (b) DFW shall indemnify and hold Lender and its Affiliates, and their respective employees, attorneys and agents (each, an "Indemnified Person"), harmless from and against any Claim which may be instituted or asserted against or incurred by any such Indemnified Person as the result of the transactions contemplated under this Agreement and the other Note Documents, including any legal costs and expenses of disputes between the parties to this Agreement or any other Note Document; provided, that DFW shall not be liable for indemnification of an Indemnified Person to the extent that any such Claim is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or willful misconduct. NO

      INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY NOTE DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

            (c) In any suit, proceeding or action brought by Lender relating to any item of Collateral or any sum owing hereunder, or to enforce any provision of any item of Collateral, DFW and Franchisor shall save, indemnify and keep Lender harmless from and against all expense, loss or damage suffered by reason of such action or any defense, setoff, or counterclaim asserted for any reason by the other party or parties to such litigation and however arising. All obligations of any SI Party with respect to any item of Collateral shall be and remain enforceable against, and only against, such SI Party, and shall not be enforceable against Lender.

      16. NOTICE. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made (including retention thereof in satisfaction of the Obligations), shall be sent to the applicable SI Party and to any other person entitled under the Code to notice. It is agreed that notice sent or given at least ten (10) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this paragraph.

      17. RIGHTS CUMULATIVE. All rights and remedies of the Lender hereunder are cumulative of each other and of every other right or remedy which the Lender may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the Security Interest or in the collection of the Note or the Obligations, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      18. ASSIGNMENT. The rights, powers and interests held by the Lender hereunder, together with the Security Interest in the Collateral, may be transferred and assigned by the Lender, in whole or in part at such time and upon such terms as the Lender may deem advisable.

      19. POWER OF ATTORNEY. The Lender is hereby appointed the attorney-in-fact of the Franchisor, effective upon the occurrence of an Event of Default, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which the Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

      20. NO WAIVERS. No failure on the part of the Lender to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

      21. BINDING EFFECT. This Agreement shall be binding on each SI Party and its successors and assigns and shall inure to the benefit of the Lender, and the Lender's successors and assigns.

      22. TERMINATION. This Agreement and the Security Interest in the Collateral will terminate when the Obligations secured hereby have been paid in full by extinguishment thereof but not by renewal, modification or extension thereof.

      23. GOVERNING LAW. The law governing this Agreement will be that of the State of Texas in force on the date of execution of this Agreement. All obligations of the Franchisor under the terms of this Agreement shall be performable in Dallas County, Texas.

      24. MAILINGS. Any notice, request, instruction or other document required or permitted to be delivered hereunder by either party hereto to the other shall be in writing and shall be delivered or mailed, registered or certified, postage prepaid, addressed as follows:

         To SI:             Schlotzsky's Inc.
                            203 Colorado Street, Suite 600
                            Austin, TX 78701
                            Attention: General Counsel
                            Telephone No.: 512-236-3800
                            Telecopy No.: 512-236-3740

         To Franchisor:     Schlotzsky's Franchisor, LLC
                            203 Colorado Street, Suite 300
                            Austin, Texas 78701
                            Attention:  Legal
                            Telephone No.: 512-236-3772
                            Telecopy No.: 512-236-3740

         To Manager:        Schlotzsky's Franchise Operations, LLC
                            203 Colorado Street, Suite 100
                            Austin, Texas 78701
                            Attention:  Legal
                            Telephone No.: 512-236-3600
                            Telecopy No.: 512-236-3740

         To DFW:            DFW Restaurant Transfer Corp.
                            203 Colorado Street, Suite 900
                            Austin, Texas 78701
                            Attention:  Legal
                            Telephone No.: 512-236-3765
                            Telecopy No.: 512-236-3740

         To the Lender:     NS Associates I, Ltd.
                            5720 LBJ Freeway, Suite 625
                            Dallas, Texas 75240
                            Attention: Morris P. Newberger
                            Telephone No.: 972-385-3435
                            Telecopy No.: 972-788-2399

         With a copy to:    Lester V. Baum, Esq.
                            Power & Coleman, L.L.P.
                            8080 North Central Expressway, Suite 1380
                            Dallas, Texas 75206
                            Telephone No.: 214-373-8728
                            Telecopy No.: 214-373-8768

         With a copy to:    Carl T. Anderson
                            Paul, Hastings, Janofsky & Walker LLP
                            515 South Flower Street
                            Twenty-fifth Floor
                            Los Angeles, CA 90071
                            Telephone No.: 213-683-6263
                            Telecopy No.: 213-627-0705

or to such replacement address as any party hereto shall hereafter designate by written notice to the other parties.

      25. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      26. COUNTERPARTS. This Agreement has been executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

      27. NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

      28. RELEASE. Each SI Party, their successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under such SI Party, for their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release and discharge Lender, and Lender's respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to such SI Party, or any of them (collectively hereinafter the "Lender Parties"), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys' fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature relating to, arising out of or in connection with this Agreement, the Note, the other Note Documents or any other related documents, including but not limited to, acts, omissions to act, actions, negotiations, discussions and events resulting in the finalization and execution of this Agreement, as, among and between the SI Parties and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof. EACH SI PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS AND BENEFITS THAT THEY MAY HAVE UNDER ANY APPLICABLE LAW RESTRICTING THE EFFECTIVENESS OF A WAIVER AS TO UNKNOWN OR UNSUSPECTED CLAIMS. THE SI PARTIES HEREBY ACKNOWLEDGE THAT THE FOREGOING WAIVER (INCLUDING AS TO UNKNOWN OR UNSUSPECTED CLAIMS) WAS SEPARATELY BARGAINED FOR, AND THAT THIS WAIVER IS AN ESSENTIAL TERM OF THIS AGREEMENT, WITHOUT WHICH THE CONSIDERATION WOULD NOT HAVE BEEN GIVEN BY THE LENDER TO THE SI PARTIES.

      29. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                           [signature pages to follow]

                                  EXHIBIT 10.40

                                                               EXECUTION VERSION

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.


                                     DFW:
                                     DFW RESTAURANT TRANSFER CORP.

                                     By: /s/ JEFFREY J. WOOLEY
                                         --------------------------------------
                                     Name: Jeffrey J. Wooley
                                     Title: Senior Vice President


                                     FRANCHISOR:
                                     SCHLOTZSKY'S FRANCHISOR, LLC

                                     By: /s/ JEFFREY J. WOOLEY
                                         --------------------------------------
                                     Name: Jeffrey J. Wooley
                                     Title: Senior Vice President


                                     SI:
                                     SCHLOTZSKY'S, INC.

                                     By: /s/ JEFFREY J. WOOLEY
                                         --------------------------------------
                                     Name: Jeffrey J. Wooley
                                     Title: Senior Vice President


                                     MANAGER:
                                     SCHLOTZSKY'S FRANCHISE OPERATIONS, LLC

                                     By: /s/ JEFFREY J. WOOLEY
                                         --------------------------------------
                                     Name: Jeffrey J. Wooley
                                     Title: Senior Vice President

              [SIGNATURE PAGE TO RESTRUCTURING AGREEMENT - 1 OF 2]

                                     LENDER:
                                     NS ASSOCIATES I, LTD.

                                     By: NS Associates, Inc.
                                     Its: General Partner


                                         By: /s/ MORRIS NEWBERGER
                                             ----------------------------------
                                             Morris Newberger
                                             President

              [SIGNATURE PAGE TO RESTRUCTURING AGREEMENT - 2 OF 2]

                                                               EXECUTION VERSION

                                  SCHEDULE E-1

                                 EXISTING LIENS

Liens described in the financing statements listed below filed with the State of Delaware, Department of State, U.C.C. Filing Section, showing Schlotzsky's Franchisor, LLC as Debtor:

1.  Secured Party: Deli Keys, Ltd., 4806 Heatherbrook, Dallas, TX 75244
    Filing Number:    3226844 2
    Filing Date/Time: August 11, 2003; 8:00 am

2. Secured Party: New Florida Markets, Ltd., 1750 Choctaw Trail, Maitland, FL 32751
    Filing Number:    3226846 7
    Filing Date/Time: August 11, 2003; 8:00 am

3. Secured Party: Jeff Johnson and Carol Johnson, 2330 South 75th Street, Lincoln, NE 68506
    Filing Number:    3280425 3
    Filing Date/Time: October 21, 2003; 8:00 am

4. Secured Party: John C. Wooley and Jeffrey J. Wooley, 203 Colorado Street, Austin, TX 78701
    Filing Number:
    Filing Date/Time: December 29, 2003;

                                  SCHEDULE 9(b)

                             SI FRANCHISE AGREEMENTS

                     [Schedule begins on the following page]

   Store #                     Franchisee                         City                             State

1445         56th & 6th, Inc.                                     New York                          NY
1697         56th & 6th, Inc.                                     Murfreesboro                      TN
1266         San Felipe, L.L.C.                                   Houston                           TX
1722         Schlotzsky's Restaurants, Inc.                       Northlake                         IL
1686         Schlotzsky's Restaurants, Inc.                       Rio Rancho                        NM
1646         Schlotzsky's Restaurants, Inc.                       Eagan                             MN
2157         Schlotzsky's Restaurants, Inc.                       Woodbury                          MN
1324         Schlotzsky's Restaurants, Inc.                       Atlanta                           GA
1809         Schlotzsky's Restaurants, Inc.                       Cartersville                      GA
1775         Schlotzsky's Restaurants, Inc.                       Rome                              GA
1824         Schlotzsky's Restaurants, Inc.                       Newnan                            GA
1875         Schlotzsky's Restaurants, Inc.                       Canton                            GA
1873         Schlotzsky's Restaurants, Inc.                       Alpharetta                        GA
2588         Schlotzsky's Restaurants, Inc.                       Round Rock                        TX
1534         Schlotzsky's Restaurants, Inc.                       Sandy                             UT
2152         Schlotzsky's Restaurants, Inc.                       Salisbury                         NC
2552         Schlotzsky's Restaurants, Inc.                       Springdale                        AR
1114         Schlotzsky's Restaurants, Inc.                       College Station                   TX
1115         Schlotzsky's Restaurants, Inc.                       College Station                   TX
1154         Schlotzsky's Restaurants, Inc.                       Houston                           TX
1168         Schlotzsky's Restaurants, Inc.                       Houston                           TX
1661         Schlotzsky's Restaurants, Inc.                       Houston                           TX
1693         Schlotzsky's Restaurants, Inc.                       Pearl                             MS
1876         Schlotzsky's Restaurants, Inc.                       Southaven                         MS
2109         Schlotzsky's Restaurants, Inc.                       Humble                            TX
1342         Schlotzsky's Restaurants, Inc.                       Houston                           TX
2554         Schlotzsky's Restaurants, Inc.                       Glendale                          AZ
1098         Schlotzsky's Restaurants, Inc.                       Austin                            TX
1099         Schlotzsky's Restaurants, Inc.                       Austin                            TX
1102         Schlotzsky's Restaurants, Inc.                       Austin                            TX
1103         Schlotzsky's Restaurants, Inc.                       Austin                            TX
1108         Schlotzsky's Restaurants, Inc.                       Austin                            TX
1222         Schlotzsky's Restaurants, Inc.                       Austin                            TX
2624         Schlotzsky's Restaurants, Inc.                       San Antonio                       TX
1550         Schlotzsky's Restaurants, Inc.                       Chattanooga                       TN
1232         Schlotzsky's Restaurants, Inc.                       Austin                            TX
1517         Schlotzsky's Restaurants, Inc.                       Austin                            TX
2100         Schlotzsky's Restaurants, Inc.                       Cedar Park                        TX
2639         Schlotzsky's Restaurants, Inc.                       Cedar Park                        TX
2153         Schlotzsky's Restaurants, Inc.                       Sunset Valley                     TX
1465         Schlotzsky's Restaurants, Inc.                       Hoover                            AL
1599         Schlotzsky's Restaurants, Inc.                       Raleigh                           NC
2123         Schlotzsky's Restaurants, Inc.                       Raleigh                           NC

                   Schlotzsky's, Inc. Confidential Page 1 of 1
                   List of company restaurants3 Schedule 9(g)

                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

                                                               EXECUTION VERSION

                THIS PROMISSORY NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE ENTITLED TO THE BENEFITS OF, AND SUBJECT TO THE TERMS SET FORTH IN, THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF DECEMBER 29, 2003 BY AND AMONG PAYEE, JOHN C. WOOLEY, JEFFREY J. WOOLEY, SCHLOTZSKY'S FRANCHISOR, LLC, SCHLOTSKY'S, INC., SCHLOTZSKY'S FRANCHISE OPERATIONS, LLC AND MAKER.

                      AMENDED AND RESTATED PROMISSORY NOTE

$23,268,000.00                                           AS OF DECEMBER 15, 2003

            FOR VALUE RECEIVED, the undersigned, DFW RESTAURANT TRANSFER CORP., a Texas corporation ("Maker"), HEREBY PROMISES TO PAY to the order of NS ASSOCIATES I, LTD., a Texas limited partnership ("Payee"), the principal sum of TWENTY-THREE MILLION TWO HUNDRED SIXTY-EIGHT THOUSAND Dollars ($23,268,000.00) (or such other amount as may be outstanding hereunder from time to time), plus interest accruing on the unpaid balance thereof as herein provided.

            1. RELATED DOCUMENTS. This Amended and Restated Promissory Note (this "Promissory Note") is the "Note" referred to in, and the holder hereof shall be entitled to the benefits of, that certain Restructuring Agreement dated as of December 29, 2003 (the "Restructuring Agreement") among the Payee, the Maker, Schlotzsky's Franchisor, LLC ("Franchisor"), and Schlotzsky's, Inc. ("SI"), to which reference is made for a description of certain security for this Promissory Note and for a statement of additional terms and conditions applicable to this Promissory Note, including with respect to required payment conditions on which the indebtedness evidenced hereby (and any other Obligations) may be declared to be immediately due and payable. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto (if any) in the Restructuring Agreement. As referenced in the Restructuring Agreement, this Promissory Note (a) amends, restates and replaces that certain promissory note dated August 30, 2002 and issued by Maker in the original principal amount of $23,268,000.00 to Payee, as modified prior to the date hereof (such promissory note, as so modified, the "Original Note"), and (b) for all purposes, shall be deemed the same instrument as the Original Note. Payment of this Promissory Note is secured by that certain Security Agreement dated as of August 30, 2002, between Maker and Payee. Payment of this Promissory
Note is further secured by (a) a Guaranty dated as of August 30, 2002, by SI, as amended, (b) a Guaranty of even date herewith, executed

PROMISSORY NOTE - PAGE 1
by Franchisor, (c) a Security Agreement of even date herewith between Payee and Franchisor, (d) a Trademark Security Agreement of even date herewith between Payee and Franchisor, (e) a Stock Pledge Agreement of even date herewith between Payee and Franchisor, and (f) a Stock Pledge Agreement of even date herewith between Payee and SI.

            2. OUTSTANDING PRINCIPAL AND INTEREST. As of December 15, 2003 (the "Effective Date"), (a) the outstanding principal balance of this Promissory Note (taking into account all payments having been made on the Original Note through and including the Closing Date referenced in the Restructuring Agreement, including the payment required to be made on December 15, 2003 pursuant to
Section 4(a) below) is $18,012,099.24, and (b) the outstanding accrued and unpaid interest on this Promissory Note (taking into account all payments having been made on the Original Note through and including the Closing Date referenced in the Restructuring Agreement) is $20,726.25.

            3. INTEREST. Prior to maturity, the unpaid principal amount of this Promissory Note shall bear interest at the following per annum rate (such rate of interest to be referred to herein as the "Contract Rate"):

            (a) From the Effective Date through, and including, December 14, 2004, the Contract Rate shall be three percent (3%) per annum;

            (b) At all times after December 14, 2004, the Contract Rate shall be an annual rate equal to the greater of (i) Prime Rate (as in effect from time to time) plus four percent (4%), and (ii) eight percent (8%).

            For purposes of this Note and the other Note Documents, "Prime Rate" means, the rate of interest announced, from time to time, as reported in The Wall Street Journal as the "prime rate", or in the event no such rate is announced, then a comparable rate selected by Payee and specified in a written notice to Maker. The Maker understands that the Prime Rate may not be the lowest rate of interest charged to or paid by Customer of Payee or any financial institution, that the Prime Rate is not necessarily more favorable than another rate or index, and that rates on other loans or credit facilities may be based on indices other than the Prime Rate.

            Accrued interest on the unpaid principal balance of this Promissory Note shall be computed on the basis of a year consisting of 365 days, applied to the actual number of days in each calendar month, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance hereof during the same period at the Highest Lawful Rate.

            Notwithstanding the foregoing, if at any time the Contract Rate exceeds the Highest Lawful Rate, as hereinafter defined, the rate of interest to accrue on this Promissory Note as provided above shall be limited to the Highest Lawful Rate; however, any subsequent reductions in the Contract Rate shall not reduce the rate of interest to accrue on this Promissory Note below the Highest Lawful Rate until the total amount of interest accrued on this Promissory Note equals the amount that would have accrued if the Contract Rate had at all times been in effect.

            If any principal and/or interest or any installment thereof is not paid on or before the date such installment is due Maker shall pay to Payee a late charge equal to the lesser of (x) five percent (5%) of the payment of principal and/or interest then due and/or interest or (y) the maximum amount permitted by applicable law. Upon the occurrence and during the continuation of an Event of Default, and notwithstanding any lower rate otherwise applicable under the Note Documents, all amounts payable hereunder or under the Note Documents (including all Obligations) shall bear interest at per annum rate equal to the lower of (a) the Highest Lawful Rate, and (b) the Prime Rate plus 8.0% per annum (such rate, the "Default Rate"). Notwithstanding the foregoing, so long as payment is made within the time frame permitted under Section 12(a) of the Restructuring Agreement (to the extent applicable to such payment), the late charge and Default Rate shall not apply.

            Maker agrees that the maximum lawful rate of interest (the "Highest Lawful Rate") applicable to this Promissory Note under Texas law shall be the indicated rate ceiling as specified under Texas law; provided that, if permitted by law, Payee may from time to time implement any ceiling under such laws and revise the index, formula or provision of law used to compute the rate under this Promissory Note by notice to Maker as provided in such laws; provided further that, if any other provision of Texas, state or federal law now or hereafter in effect and applicable hereto shall permit a greater interest rate than the maximum rates currently in effect, the Highest Lawful Rate shall be the highest lawful interest rate hereunder. In determining whether or not the interest paid or payable, under any specific contingency, exceeds such Highest Lawful Rate, the Maker and the Payee shall, to the full extent permitted by applicable law, exclude voluntary prepayments and the effects thereof, and amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Promissory Note so that the interest rate is uniform throughout the entire term of this Promissory Note. If it is so determined that any interest in excess of such Highest Lawful Rate is provided for, such excess shall be applied first to any other amounts not constituting interest due or which may become due under this Promissory Note, and the balance, if any, shall be refunded to Maker; provided, however, that in no event shall Maker be obligated to pay, and Payee hereby waives payment of, the amount of interest to the extent it is in excess of the amount permitted by applicable law. By execution of the Promissory Note, Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the holder of this Note notice of such condition and Maker agrees that the holder shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.

            4. PAYMENTS ON NOTE.

                  (a) Commencing on December 15, 2003 and continuing on the fifteenth (15th) day of each month thereafter, through and including November 15, 2004, payments of principal and accrued interest in the amount of One Hundred Twenty Thousand Dollars ($120,000) each shall be due and payable.

                  (b) Commencing on December 15, 2004 and continuing on the fifteenth (15th) day of each month thereafter, payments of principal and accrued interest in the amount of Four Hundred Twenty Thousand Dollars ($420,000) each shall be due and payable.

                  (c) A final payment of all principal and accrued interest, together with all other Obligations, shall be due and payable on December 15, 2006.

            Both principal and interest are payable in lawful money of the United States of America to Payee at 5720 LBJ Freeway, Suite 625, Dallas, Texas 75240, or such other address as the holder hereof shall notify Maker in writing pursuant to the Restructuring Agreement, in immediately available funds without setoff or counterclaim. All payments with respect to this Promissory Note or any other Note Document shall be applied as follows: first, to all costs and expenses (including reasonable attorneys fees) incurred by Maker and constituting Obligations; second, to all accrued and unpaid interest, premium, if any, and fees owing to Maker constituting Obligations; and third, to the principal amount hereof (and interest shall thereupon cease to accrue upon the principal so credited); and the remainder to any other Obligations then due and payable. If any payment falls on a date that is not a Business Day, such payment shall be deemed to be due and payable on the next succeeding Business Day, and interest shall continue to accrue on the amount thereof until paid in full. For purposes hereof, the term "Business Day" shall mean any day that is not a Saturday, Sunday or day on which national banks in Austin, Texas are required or permitted to close.

            Maker may, at any time or from time to time, prepay the principal amount outstanding hereunder, in whole or in part, without premium or penalty, so long as any interest then accrued on the principal so prepaid has been (or is concurrently) paid in full.

            5. ACCELERATION. This Promissory Note is subject to acceleration in connection with any Event of Default, and to exercise of remedies by Payee, in each case as set forth in the Restructuring Agreement and the other Note Documents.

            6. REIMBURSEMENT OF COSTS. In the event this Promissory Note is placed in the hands of an attorney for collection or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief or other court proceedings, Maker and all endorsers and each other party now or hereafter liable for payment of this Promissory Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder (all of which shall be part of the Obligations).

            7. WAIVERS. Maker and each endorser and each other party now or hereafter liable for payment of this Promissory Note severally waive presentment for payment, notice of dishonor, protest, notice of protest and diligence in collecting or bringing suit against any party liable hereon and agree to any and all extensions, renewals, partial payments, substitutions of evidence of indebtedness and the taking, release or substitution of any security or collateral with or without notice before or after maturity.

[SIGNATURE PAGE TO FOLLOW]

            8. GOVERNING LAW. This Promissory Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

                                            MAKER:

                                            DFW RESTAURANT TRANSFER CORP.


                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

                  [SIGNATURE PAGE TO AMENDED AND RESTATED NOTE]